Exhibit 99.2
Walter Investment Management, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$5,480	$1,319
Short-term investments, restricted	49,189	49,196
Receivables, net	6,876	5,447
Instalment notes receivable, net of allowance of $18,482 and $18,969, respectively	1,733,231	1,767,838
Houses held for resale	50,884	48,198
Unamortized debt expense	19,416	19,745
Other assets	9,436	7,098

Total assets	$1,874,512	$1,898,841

LIABILITIES AND MEMBER’S EQUITY

Accounts payable	$1,993	$2,181
Accrued expenses	50,544	46,367
Deferred income taxes, net	55,316	55,530
Mortgage-backed/asset-backed notes	1,345,160	1,372,821
Accrued interest	9,464	9,717
Other liabilities	630	748

Total liabilities	1,463,107	1,487,364

Commitments and contingencies (Note 9)

Member’s equity:
Membership unit (no par); 1 unit authorized, issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Additional paid-in capital	49,004	52,293
Retained earnings	691,329	684,127
Accumulated other comprehensive income	1,696	1,747

	742,029	738,167
Less: Receivable from Walter	(330,624)	(326,690)

Total member’s equity	411,405	411,477

Total liabilities and member’s equity	$1,874,512	$1,898,841

The accompanying notes are an integral part of the condensed consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands)

	For the Three Months
	Ended March 31,
	2009	2008
Net interest income:
Interest income on instalment notes	$45,385	$48,710
Interest expense	23,089	28,308
Interest rate hedge ineffectiveness	—	16,981

Total net interest income	22,296	3,421
Provision for loan losses	4,357	4,325

Total net interest income (loss) after provision for loan losses	17,939	(904)

Non-interest income:
Premium revenue	3,144	2,162
Other revenue	371	824

Total non-interest income	3,515	2,986

Non-interest expenses:
Claims expense	1,289	1,296
Salaries and benefits	4,285	4,193
Legal and professional	704	303
Occupancy	335	382
Technology and communications	818	434
Depreciation and amortization	281	428
General and administrative	1,195	1,692
Other interest expense	337	387
Related party-allocated corporate charges	853	866

Total non-interest expenses	10,097	9,981

Income (loss) before income taxes	11,357	(7,899)
Income tax expense (benefit)	4,155	(2,924)

Net income (loss)	$7,202	$(4,975)

Basic income (loss) per unit	$7,202	$(4,975)

Units used to determine income (loss) per unit	1	1
The accompanying notes are an integral part of the condensed consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Member’s Equity
and Comprehensive Income for the Three Months Ended March 31, 2009
(Unaudited)
(in thousands)

					Accumulated
		Additional			Other
		Paid-In	Comprehensive	Retained	Comprehensive	Receivable
	Total	Capital	Income	Earnings	Income	from Walter
Balance at December 31, 2008	$411,477	$52,293		$684,127	$1,747	$(326,690)

Comprehensive income:
Net income	7,202		$7,202	7,202
Other comprehensive loss, net of tax:
Net amortization of realized gain on closed hedges, net of $30 tax benefit	(51)		(51)		(51)

Comprehensive income			$7,151

Dividends to Walter	(3,356)	(3,356)
Increase in receivables from Walter	(3,934)					(3,934)
Stock-based compensation	67	67

Balance at March 31, 2009	$411,405	$49,004		$691,329	$1,696	$(330,624)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Operating activities:
Net income (loss)	$7,202	$(4,975)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for losses on instalment notes receivable	4,357	4,325
Amortization of instalment notes receivable discount	(3,950)	(5,409)
Depreciation	78	135
Benefit from deferred income taxes	(183)	(232)
Amortization of debt expense	260	507
Stock based compensation	67	1,151
Realized loss on cash flow hedge	—	16,981
Other	(294)	297

Decrease (increase) in assets:
Receivables	281	142
Other	(359)	(431)

Increase (decrease) in liabilities:
Accounts payable	(188)	(672)
Accrued expenses	4,176	2,057
Accrued interest	(253)	(581)

Cash flows provided by operating activities	11,194	13,295

Investing activities:
Principal payments received on instalment notes receivable	30,813	40,394
Additions to houses held for resale	(2,071)	(2,351)
Cash proceeds from sales of houses held for resale	2,452	2,839
Additions to property and equipment	(1,881)	(43)
Decrease in short-term investments, restricted	7	2,727

Cash flows provided by investing activities	29,320	43,566

Financing activities:
Issuance of mortgage-backed/asset-backed notes	—	25,000
Payments on mortgage-backed/asset-backed notes	(27,673)	(41,290)
Net increase in receivable from Walter	(5,324)	(36,658)
Dividends to Walter	(3,356)	(4,111)

Cash flows used in financing activities	(36,353)	(57,059)

Net increase (decrease) in cash and cash equivalents	4,161	(198)
Cash and cash equivalents at beginning of the period	1,319	3,122

Cash and cash equivalents at end of the period	$5,480	$2,924

Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Houses held for resale acquired through foreclosure	$20,863	$20,167
Instalment notes receivable originated to finance the sale of houses held	$13,473	$11,329
Instalment notes receivable acquired with warehouse proceeds and/or advances from Walter	$1,390	$43,106
The accompanying notes are an integral part of the consolidated financial statements.

Walter Investment Management, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. Basis of Presentation
     On September 30, 2008, Walter Industries, Inc. (“Walter”) outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to its shareholders. The Financing business includes Walter Mortgage Company (“WMC”), Best Insurors (“Best”), and Walter Investment Reinsurance Company, Ltd. (“WIRC”, a subsidiary formed on December 1, 2008). The Financing business services instalment notes and mortgages, and, through affiliated insurance businesses, offers insurance coverage to its customers.
     In connection with the spin-off, on February 3, 2009, Walter formed Walter Investment Management, LLC, a Delaware limited liability company (“Spinco” and, together with its consolidated subsidiaries, the “Company”), to which it would transfer substantially all of the assets and liabilities related to the Financing business. On April 17, 2009, Walter completed the transfer to the Company of substantially all of the assets and liabilities comprising the Financing business at historical cost.
     Since the Company is a newly formed entity, the combined financial statements of WMC, Best and WIRC are considered its predecessor for accounting purposes. Thus, the combined financial statements of WMC, Best and WIRC have become the Company’s historical financial statements for periods prior to the legal formation and transfers in 2009.
     The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.
     The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.
     Walter uses primarily a centralized approach to cash management and the financing of its operations with all related activity between the Company and Walter reflected as amounts receivable from or payable to Walter in the Company’s consolidated balance sheets. Types of transactions between the Company and Walter include (1) cash from the Company’s operations which is transferred to Walter’s bank account on a regular basis, (2) cash borrowings from Walter used to fund operations, and (3) allocations of corporate expenses. The Company will continue to have related party transactions with Walter such as those previously described resulting in either repayments of amounts owed or borrowings from Walter to fund operations through the date of the spin-off, as described in Note 2. No interest income has been recorded in these financial statements from advances to Walter. At the time of the spin-off, the Company will treat the receivable from Walter as a dividend to Walter in the amount of the receivable at that date. Therefore, the receivable from Walter has been presented as a reduction of equity in the Company’s consolidated balance sheets.
2. Business Separation and Merger
     On September 30, 2008, Walter outlined its plans to separate its Financing business from its core Natural Resources businesses through a spin-off to shareholders and subsequent merger with Hanover Capital Mortgage Holdings, Inc. (“HCM”), a publicly traded New Jersey-based real estate investment trust (“REIT”). Also on September 30, 2008, as amended and restated on October 28, 2008, the Company entered into a definitive agreement to merge with HCM.
     Walter distributed 100% of its interest in the Company to its stockholders in a spin-off transaction effective April 17, 2009. Following the spin-off, the Company paid a taxable dividend consisting of cash and additional equity interests to its members. The merger occurred immediately following the spin-off and taxable dividend on April 17, 2009. The combined company will continue to operate as a publicly traded REIT following the merger. The new company is named Walter Investment Management Corp. (“WIMC”), is headquartered in Tampa, Florida and has approximately 225 employees. After the spin-off and merger, Walter’s stockholders that became members of the Company as a result of the spin-off and certain holders of options to acquire limited liability company interests of the Company collectively own 98.5% and stockholders of HCM own 1.5% of the shares of common stock of WIMC outstanding or reserved for issuance in settlement of restricted stock units of WIMC. As a result, the business combination will be accounted for as a reverse acquisition, with the Company considered the accounting acquirer. WIMC applied, and was granted approval, to list its shares on the NYSE Amex.
     The reverse acquisition of the operations of HCM will be accounted for pursuant to SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) with the Company as the accounting acquirer. As a result, the historical financial statements of the Company will become the historical financial statements of WIMC. The assets acquired and the liabilities assumed of HCM will be recorded at the date of acquisition (April 17, 2009) at their respective fair values. The results of operations of HCM will be included in the consolidated statement of operations beginning on the date of the acquisition, April 17, 2009.
     The preliminary purchase price for the acquisition is $2.2 million and is comprised of the fair value of HCM (308,302 HCM shares at $7.09, the closing stock price of WIMC on April 17, 2009).
     The above purchase price has been preliminarily allocated to the tangible assets acquired and liabilities assumed based on management’s estimates of their current fair values. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. Acquisition-related transaction costs including legal and accounting fees and other external costs directly related to the merger were expensed as incurred.
     The purchase price has been preliminarily allocated as of April 17, 2009 as follows (in thousands):

Cash	$774
Receivables	330
Investment in mortgage securities	1,600
Instalment notes receivable, net	4,532
Other assets	388
Accounts payable and accrued expenses	(2,093)
Mortgage-backed notes	(2,666)
Other liabilities	(679)

$2,186

     The following unaudited pro forma information assumes that the merger occurred on January 1, 2008. The unaudited pro forma supplemental results have been prepared based on estimates and assumptions, which management believes are reasonable and are not necessarily indicative of the consolidated financial position or results of income had the merger occurred on January 1, 2008, nor of future results of operations. The unaudited pro forma results for the three months ended March 31, 2009 and 2008 are as follows:

	For the three months
	ended March 31,
	2009	2008
Total revenue	$49,080	$53,661

Net income	$10,816	$10,497

Basic income per common share	$0.54	$0.53

Diluted income per common share	$0.53	$0.51
3. Adoption of New Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) that amends ARB 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of SFAS 160, which became effective January 1, 2009, did not have a material effect on the Company’s condensed consolidated financial statements.
     Also in December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS

141(R)”) a replacement of SFAS No. 141, “Business Combinations.” SFAS 141(R) changes or clarifies the acquisition method of accounting for acquired contingencies, transaction costs, step acquisitions, restructuring costs and other major areas affecting how the acquirer recognizes and measures the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, this pronouncement amends previous interpretations of intangible asset accounting by requiring the capitalization of in-process research and development and proscribing impacts to current income tax expense (rather than a reduction to goodwill) for changes in deferred tax benefits related to a business combination. SFAS 141(R) will be applied prospectively for business combinations occurring after December 31, 2008. The adoption of SFAS 141(R) will impact our operating results in 2009 as a result of the consummation of the merger with HCM. Acquisition costs and fees will be expensed, resulting in a decrease in our operating results during the period incurred. See Note 2 for further discussion.
4. Restricted Short-Term Investments
     Restricted short-term investments relate primarily to funds collected on instalment notes receivable owned by the Company’s various business trusts (see Note 5), which are available only to pay expenses of the trusts and principal and interest on indebtedness of the trusts. Restricted short-term investments include temporary investments, primarily in commercial paper or money market accounts, with original maturities of less than 90 days.
5. Instalment Notes Receivable and Mortgage Loans
     Instalment notes receivable and mortgage loans receivable are held for investment and are not held for sale. WMC and Mid-State Capital, LLC (“Mid-State”), a wholly-owned subsidiary of WMC, have created a number of business trusts (collectively, the “trusts”) for the purpose of purchasing instalment notes and mortgage loans owned by WMC with the net proceeds from the issuance of mortgage-backed notes or asset-backed notes. WMC and Mid-State directly or indirectly own all of the beneficial interests in these trusts. The assets of the trusts are not available to satisfy claims of general creditors of the Company and the liabilities for notes issued by the trusts are to be satisfied solely from the proceeds of the instalment notes owned by the trusts and are non-recourse to the Company.
     Instalment notes receivable and mortgage loans are summarized as follows (in thousands):

	March 31,	December 31,
	2009	2008
Instalment notes receivable, net of unearned income	$1,545,454	$1,570,323
Mortgage loans, net of unearned income	206,259	216,484
Less: Allowance for losses	(18,482)	(18,969)

Instalment notes receivable and mortgage loans, net	$1,733,231	$1,767,838

6. Mortgage-Backed/Asset-Backed Notes
     The trusts beneficially owned by WMC and Mid-State are the depositors under the Company’s outstanding mortgage-backed and asset-backed notes (the “trust notes”), which consist of eight separate series of public debt offerings and one private offering. Prior to April 30, 2008, Trust IX and Trust XIV were borrowers under a $150.0 million and a $200.0 million Variable Funding Loan Agreement (the “warehouse facilities”). Mortgage-backed/asset-backed notes provide long-term financing for instalment notes receivable and mortgage assets purchased by WMC, while the warehouse facilities provided temporary financing. In each case, these instalment notes receivable and mortgage assets are deposited into trusts. Upon deposit, these instalment notes and mortgage assets become assets of the trusts and are not available to satisfy claims of general creditors of the Company. The trust notes are to be satisfied solely from the proceeds of the underlying instalment notes receivable and mortgages and are non-recourse to the Company.
     At the beginning of the second quarter 2008, the Company had two warehouse facilities totaling $350.0 million that provided temporary financing to WMC for its originations of mortgage loans, purchases of instalment notes originated by Jim Walter Homes, Inc. (a wholly-owned subsidiary of Walter) and purchases of third-party mortgage loans. At December 31, 2007, there were $189.2 million of borrowings outstanding under these warehouse facilities. On April 30, 2008, Walter provided $214.8 million of available funds to the Company to repay and terminate the Mid-State Trust IX and XIV warehouse facilities. With the termination of the warehouse facilities, the Company is no longer reliant on the availability of mortgage warehouse facilities or the mortgage-backed securitization market.
     Prior to the termination of the Company’s warehouse facilities on April 1, 2008, the Company held multiple interest rate hedge agreements with various counterparties with an aggregate notional value of $215.0 million. The objective of these hedges was to protect against changes in the benchmark interest rate on the forecasted issuance of mortgage-backed notes in a securitization. At March 31, 2008, the hedges no longer qualified for hedge accounting treatment because the Company no longer planned to access the distressed securitization market. As a result, the Company recognized a loss on interest rate hedge ineffectiveness of $17.0 million in the first quarter of 2008. On April 1, 2008, the Company settled the hedges for a payment of $17.0 million. There are no hedges outstanding at March 31, 2009.
7. Postretirement Employee Benefits
     The components of net periodic benefit cost are as follows (in thousands):

	For the three months
	ended March 31,
	2009	2008
Components of net periodic benefit credit:
Service cost	$—	$3
Interest cost	13	15
Amortization of prior service credit	(106)	(107)
Amortization of net gain	(24)	(24)

Net periodic benefit credit	$(117)	$(113)

8. Comprehensive Income
     Comprehensive income or loss is comprised primarily of net income (loss), gains or losses from the effect of cash flow hedges and changes in accumulated postretirement benefits obligations. Comprehensive income for the three months ended March 31, 2009 and 2008 was $7.2 million and $0.9 million, respectively.
9. Commitments and Contingencies
Income Tax Litigation
     Walter files income tax returns in the U.S. and in various other state and local jurisdictions which are routinely examined by tax authorities in these jurisdictions. The statute of limitations related to the consolidated Federal income tax return is closed for the years prior to August 31, 1983 and the years ended May 31, 1997, 1998 and 1999. The state impact of any Federal changes for these years remains subject to examination for a period up to five years after formal notification to the states. The Company generally remains subject to income tax in various states for prior periods ranging from three to eleven years depending on jurisdiction.
     The Internal Revenue Service (“IRS”) has completed its audits of Walter’s Federal income tax returns for the years ended May 31, 2000 through December 31, 2005. The IRS only issued a 30-day letter proposing tax deficiencies in the amount of $82.2 million for the years ended May 31, 2000, December 31, 2000, and December 31, 2001. The unresolved issues relate primarily to Walter’s method of recognizing revenue on the sale of homes and related interest on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, Walter’s financial exposure is limited to interest and penalties.
     On December 27, 1989, Walter and most of Walter’s subsidiaries each filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Proceedings”) in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”). Walter and the remainder of Walter’s subsidiaries emerged from bankruptcy on March 17, 1995 (the “Effective Date”), pursuant to the Amended Joint Plan of Reorganization dated as of December 9, 1994, as modified on March 1, 1995 (as so modified the “Consensual Plan”). Despite the confirmation and effectiveness of the Consensual Plan, the Bankruptcy Court continues to have jurisdiction over, among other things, the resolution of disputed prepetition claims against Walter and certain of its subsidiaries including the Company, and other matters that may arise in connection with or related to the Consensual Plan, including claims related to Federal income taxes.
     A controversy exists with regard to Federal income taxes allegedly owed by Walter for fiscal years 1980 through 1994. In connection with the bankruptcy proceedings, the IRS filed a proof of claim in the Bankruptcy Court (the “Proof of Claim”) for a substantial amount of taxes, interest and penalties with respect to fiscal years ended August 31, 1980 and August 31, 1983 through May 31, 1994. Walter filed an adversary proceeding in the Bankruptcy Court disputing the

Proof of Claim (the “Adversary Proceeding”) and the various issues have been and are being litigated in the Bankruptcy Court.
     The amounts initially asserted by the Proof of Claim do not reflect the subsequent resolution of various issues through settlements or concessions by the parties. After an adjustment for these items, Walter estimates that the amount of tax presently claimed by the IRS is approximately $34.0 million for issues currently in dispute in the Adversary Proceeding. This amount is subject to interest and penalties. Of the $34.0 million in claimed tax, $21.0 million represents issues in which the IRS is not challenging the deductibility of the particular expense but only whether such expense is deductible in a particular year. Consequently, Walter believes that, should the IRS prevail on any such issues, the financial exposure is limited to interest and possible penalties and the amount of tax claimed will be offset by deductions in other years. Substantially all of the issues in the Proof of Claim, which have not been settled or conceded, have been litigated before the Bankruptcy Court and are subject to appeal but only at the conclusion of the entire Adversary Proceeding.
     Walter believes that those portions of the Proof of Claim which remain in dispute or are subject to appeal substantially overstate the amount of taxes allegedly owing. However, because of the complexity of the issues presented and the uncertainties associated with litigation, Walter is unable to predict the ultimate outcome of the Adversary Proceeding.
     Walter believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. Walter and the Company believe that there are sufficient accruals to address any claims, including interest and penalties.
     Of the Federal issues in dispute, those related to the Company are temporary in nature and relate primarily to the timing of recognizing revenue on the sale of homes and the recognition of interest income on the instalment notes receivable. The items at issue relate primarily to the timing of revenue recognition and consequently, should the IRS prevail on its positions, the financial exposure is limited to interest and penalties.
Miscellaneous Litigation
     The Company is a party to a number of lawsuits arising in the ordinary course of its business. While the results of such litigation cannot be predicted with certainty, the Company believes that the final outcome of such litigation will not have a materially adverse effect on the Company’s financial condition, results of operations or cash flows.
10. Subsequent Events
     In connection with the spin-off on April 17, 2009, the Company entered into the following agreements with Walter:
     Tax Separation Agreement. This agreement governs the allocation of Federal, state and local tax liability between the Company, its successors, and Walter and addresses other tax-related matters. The agreement provides that Walter is liable for Federal taxes, including interest and penalties, associated with the income tax litigation previously disclosed in Note 9. As a result, the Company reversed Federal tax accruals and tax-related interest and penalty accruals of $17.3 million effective April 17, 2009.
     Joint Litigation Agreement. This agreement governs the allocation of responsibilities and liabilities arising from existing or future claims against the Company, its successors, and Walter. The Company and its successors will generally assume responsibility for liabilities arising primarily out of the Company’s financing operations. Walter will generally assume responsibility for liabilities unrelated to the Company or its successors as of the spin-off date.
     On April 20, 2009, the Company entered into the following agreements:
     Syndicated Credit Agreement. The Company entered into a syndicated credit agreement (the “Syndicated Credit Agreement”) that establishes a secured $15.0 million bank revolving credit facility, with a letter of credit sub-facility in an amount not to exceed $10.0 million at any time outstanding. The Syndicated Credit Agreement is guaranteed by the subsidiaries of the Company other than Walter Investment Reinsurance, Co., Ltd., Mid-State Capital, LLC and Hanover SPC-A, Inc. In addition, Walter posted a letter of credit (the “Support Letter of Credit”) in an amount equal to $15.7 million to secure the Company’s obligations under the Syndicated Credit Agreement. The loans under the Syndicated Credit Agreement shall be used for general corporate purposes of the Company and its subsidiaries. The Syndicated Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Syndicated Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Syndicated Credit Agreement may be due and payable. All loans under the Syndicated Credit Agreement shall be available until the termination date, which is April 20, 2011, at which point all obligations under the Syndicated Credit Agreement shall be due and payable. The commitment fee on the unused portion of the Syndicated Credit Agreement is 0.50%. All loans made under the Syndicated Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.
     Revolving Credit Agreement and Security Agreement. The Company entered into a revolving credit agreement and security agreement (the “Revolving Credit Agreement”) among the Company, certain of its subsidiaries and Walter, as lender. The Revolving Credit Agreement establishes a guaranteed $10.0 million revolving facility, secured by a pledge of unencumbered assets with an unpaid principal balance of at least $10.0 million. The Revolving Credit Agreement also is guaranteed by the subsidiaries of the Company that guarantee the Syndicated Credit Agreement. The Revolving Credit Agreement is available only after a major hurricane has occurred with projected losses greater than the $2.50 million self-insured retention (the “Revolving Credit Agreement Effective Date”). The Revolving Credit Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Revolving Credit Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Revolving Credit Agreement may be due and payable. All loans under the Revolving Credit Agreement shall be available from the Revolving Credit Agreement Effective Date until the termination date, which is April 20, 2011, at which point all obligations under the Revolving Credit Agreement shall be due and payable. On the Revolving Credit Agreement Effective Date, the Company will pay Walter a funding fee in an amount equal to $25,000. A commitment fee of 0.50% is payable on the daily amount of the unused commitments after the Revolving Credit Agreement Effective Date. All loans made under the Revolving Credit Agreement will bear interest at a rate equal to LIBOR plus 4.00%.
     Support Letter of Credit Agreement. The Company entered into a support letter of credit agreement (the “Support LC Agreement”) between the Company and Walter. The Support LC Agreement was entered into in connection with the Support Letter of Credit and the bonds similarly posted by Walter in support of the Company’s obligations. The Support LC Agreement provides that the Company will reimburse Walter for all costs incurred by it in posting the Support Letter of Credit as well as for any draws under bonds posted in support of the Company. In addition, upon any draw under the Support Letter of Credit, the obligations of the Company to Walter will be secured by a perfected security interest in unencumbered assets with an unpaid principal balance of at least $65.0 million. The Support LC Agreement contains customary events of default and covenants, including covenants that restrict the ability of the Company and certain of their subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and certain restrictive financial covenants. The Support LC Agreement also requires the Company to maintain unencumbered assets with an unpaid principal balance of at least $75.0 million at all times. If an event of default shall occur and be continuing, the commitments under the related credit agreement may be terminated and all obligations under the Support LC Agreement may be due and payable. All obligations under the LC Support Agreement shall be due and payable on April 20, 2011. The Support LC Agreement provides that any draws under the Support Letter of Credit will be deemed to constitute loans of Walter to the Company and will bear interest at a rate equal to LIBOR plus 6.00%.